Exhibit 10.59

MANAGEMENT AND LEASING AGREEMENT

THIS MANAGEMENT AND LEASING AGREEMENT made as of this 5 day of January, 2007, by and between TRT HEB Marketplace LP a Delaware limited partnership (“Owner”), and Weitzman Management Corporation, d/b/a CENCOR REALTY SERVICES, INC., a Texas corporation, d/b/a The Weitzman Group whose principal place of business is 3102 Maple Avenue, Suite 500, Dallas, Texas, 75201 (“Property Manager”) and THE WEITZMAN GROUP, INC., a Texas corporation, whose principal place of business is 3102 Maple Avenue, Suite 350, Dallas, Texas, 75201 (“Weitzman”).

WITNESSETH:

A.                                    Owner is the owner of (or, if not currently the owner, intends to acquire) HEB Marketplace Shopping Center, located at 5601 Bandera Road, San Antonio, Bexar County, Texas, 78238, Texas (the “Property”). The Property consists of certain real property and the improvements constructed upon said real property.

B.                                    Owner desires to retain the services of Property Manager, as an independent contractor, for the management and operation of the Property and Property Manager desires to manage and operate the Property upon the terms and conditions set forth in this Agreement;

C.                                    Owner desires to retain the services of Weitzman, as an independent contractor, for the leasing of commercial space located upon the Property or portions thereof, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, Owner, Property Manager and Weitzman agree as follows:

ARTICLE I

TERM OF AGREEMENT

1.01  Term:  The initial term of this Agreement shall commence on the date owner closes on and purchases the property anticipated to be on or before February 2, 2007 (or, if Owner has not acquired the Property as of the date of this Agreement, upon Owner’s acquisition of the Property), and shall continue in full force and effect for a period of twelve (12) months, subject to earlier termination as hereinafter provided. The term of this Agreement may be extended for such additional periods of time as the parties agree to in writing.

ARTICLE II

APPOINTMENT

2.01  Property Manager:  Owner hereby grants to Property Manager, as an independent contractor, the sole and exclusive right for the day-to-day operation of the Property to manage and operate the Property, subject to the terms and provisions of this Agreement. Owner reserves the right to initiate, modify and/or approve all policy matters not specifically covered in this Agreement. Property Manager hereby agrees for the day-to-day operation of the Property to manage and operate the Property as an independent contractor subject to the terms and conditions of this Agreement.

2.02  Weitzman:  Owner hereby grants to Weitzman, as an independent contractor, the sole and exclusive right to lease rental space located upon the Property, subject to the terms and provisions of this Agreement. Owner reserves the right to initiate, modify and/or approve all policy matters not specifically covered by this Agreement. Weitzman hereby agrees to utilize its services as Owner’s exclusive leasing agent for the Property as an independent contractor subject to the terms and conditions of this Agreement.

ARTICLE III

MANAGEMENT

3.01                        Costs of Operation:  As used in this Agreement, “Budget” shall mean a written estimate or projection of all receipts and expenditures for the operation, maintenance and leasing of the Property during a calendar year or any part of it falling within the term of this Agreement (the “Fiscal Year”). All previously authorized costs incurred by Property Manager and/or Weitzman pursuant to approved Budgets in connection with the management, leasing, marketing and operation of the Property shall be borne by Owner, except for the following costs which shall be borne by Property Manager and/or Weitzman:

(a)  costs relating to bookkeeping services required to be performed hereunder;

(b)  salaries and payroll expenses of executive personnel and employees other than budgeted salaries, expenses and benefits of personnel employed for the operation or management of the Property in accordance with Section 3.04 hereof;

(c)  Property Manager’s overhead and general administrative expenses (except copying costs incurred by Property Manager relating to the Property and a pro rata portion of car phone costs incurred by employees of Property Manager, which costs shall be payable in addition to any other fee or charge payable by Owner);

(d)  costs of obtaining and maintaining real estate brokers’ and salesmen’s licenses;

(e)  all costs and/or losses arising as a direct result of the negligence or willful misconduct of Property Manager and/or Weitzman, its agents, employees, and others under its control which are not otherwise covered by the insurance coverage of Owner, or arising from Property Manager’s and/or Weitzman’s default under any of its agreements and covenants herein.

3.02                        General Management Duties:  Pursuant to the terms of this Agreement, Property Manager shall use due diligence and its best efforts to manage and operate the Property in a first class manner, consistent with the management and operation of comparable properties; shall provide such services as are customarily provided by managers of properties of comparable class and standing; and shall consult with Owner and keep Owner advised as to all major or extraordinary matters and decisions affecting the Property. Property Manager shall, without limiting the foregoing, perform all the following services and duties for Owner in a faithful, diligent and efficient manner:

(a)                                 maintain businesslike relations with tenants of the Property whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each. Property Manager shall immediately advise Owner of complaints of a serious nature and, after thorough investigation, Property Manager shall report to Owner, in writing, with appropriate recommendations;

(b)                                 collect all rents and other sums and charges due from tenants, licensees and concessionaires of the Property and, upon obtaining Owner’s consent, retain attorneys, subject to Owner’s direction, or collection agencies for such purpose;

(c)                                  at the direction of Owner, pay all general real estate taxes, personal property taxes and assessments levied against the Property, or any part thereof;

(d)                                 at the direction of Owner, pay all sums and make all deposits becoming due and payable under the provisions of any loan secured by a mortgage or trust deed against the Property or any part thereof and otherwise perform all covenants and obligations required to be performed under the provisions of any such mortgage or trust deed (to the extent that the performance of such covenants and obligations is within the control of Property Manager);

(e)                                  subject to the limitations of approved Budgets, perform such other acts and deeds as are reasonable, necessary and proper in the discharge of its management duties under this Agreement;

(f)                                   obtain and maintain all licenses, permits and certificates required by federal, state and/or local authorities for the operation, maintenance and business of the Property;

(g)                                  upon Owner’s request, perform the “Construction Services” described on the Construction Services Exhibit attached hereto as Exhibit “A”; and

(h)                                 To the extent not required to be performed by tenants, Property Manager shall comply with and abide by determinations and ordinances pertaining to the Property of any Federal, state or municipal authority having jurisdiction thereof of which Property Manager is aware, including, without limitation, the Occupational Safety and Health Act (collectively, “Law”). If Property Manager receives any notice of a violation of any Law, Property Manager shall promptly notify Owner and furnish copies of such notice. Unless the cost of compliance exceeds the Budget, Property Manager shall remedy the noncompliance and use commercially reasonable efforts to avoid any penalty to which Owner may be subject by reason of the noncompliance. Property Manager shall provide Owner with evidence that the non-compliance has been remedied..

3.03                        Budgets:  Property Manager shall submit for approval of Owner no later than thirty (30) days prior to the first day of each Fiscal Year a proposed Budget with respect to the operation and management of the Property for the ensuing Fiscal Year. In the event Owner, in Owner’s sole and absolute judgment, disapproves of any proposed Budget submitted by Property Manager, Owner shall give Property Manager written notice thereof, in which event Property Manager shall make all revisions thereto which Owner shall direct and resubmit the proposed Budget to Owner for approval. Until a new Budget is approved, Property Manager shall operate on the Budget approved for the prior Fiscal Year; provided, however, that Property

Manager may incur expenses or commit to incur expenses which exceed the annual amount allocated to that expense item on the Budget approved for the prior Fiscal Year by 5% and provided further, that Property Manager may incur expenses relating to taxes, insurance, utilities, personnel under existing contracts and emergencies in excess of amounts allocated to such items on the Budget approved for the prior Fiscal Year. Each approved Budget shall constitute the control instrument under which Property Manager shall operate for the Fiscal Year covered thereby. Approval of the Budget shall be deemed to be approval by Owner of all items specified therein. Property Manager shall not incur, or permit to be incurred, expenses in any approved Budget (excluding utility expenses, general real estate taxes, insurance premiums, financing costs and emergency expenses) in excess of the amount set forth in the Budget for any single expense classification (e.g., cleaning expenses, H.V.A.C. expenses, etc.). Except as set forth herein and in Section 3.06 (a), there shall be no variance from any approved Budget without the prior written consent of Owner. Owner reserves the right to modify and/or update the budget periodically throughout the year.

3.04                        Property Personnel:  In accordance with approved Budgets, Property Manager shall, at Owner’s expense, hire, employ, compensate, supervise and discharge all employees required in connection with the operation and management of the Property. All such personnel shall, in every instance, be employees of Property Manager or a subsidiary or affiliate of Property Manager. The granting of any non-budgeted employees’ salary, fringe benefits and plans not required by law or union contract shall be subject to the prior written approval of Owner. No increase in salary or wages shall be made by Property Manager without Owner’s written approval. Property Manager agrees to comply with all governmental anti-discrimination laws and shall not do any act nor permit any act to be done which would constitute a violation of any or all of such laws, and Property Manager hereby indemnifies and holds harmless Owner from and against any and all claims, penalties, liabilities of whatsoever kind and nature which may be asserted by any governmental body having authority or by any person claiming to be aggrieved by reason of any acts or failure to act by Property Manager in accordance with or in violation of any said anti-discrimination law. Employees of the Property shall include such other office and secretarial personnel and other personnel required to operate and maintain the Property including air-conditioning mechanics, electricians, plumbers, painters, carpenters, grounds keepers, janitorial and custodial persons, security guards, etc., as approved by Owner at the Property Manager’s request.

3.05                        Contracts and Supplies:  Property Manager shall, at Owner’s expense, upon Owner’s direction and, upon the best terms available, execute contracts for the furnishing to the Property of required utility services, heating and air-conditioning service and other maintenance, security protection, pest-control and any other services and concessions which are required in connection with the maintenance and operation of the Property. Said contracts shall be for a one-year term, cancelable by either party on thirty (30) days’ written notice, without cause. Property Manager shall also place purchase orders for services and personal property as necessary to properly maintain the Property. All such contracts and orders shall be subject to limitations set forth in the approved Budget. When taking bids or issuing purchase orders, Property Manager shall secure for and credit to Owner, any discounts, commissions or rebates obtainable as a result of such purchases or services. Property Manager shall make purchases and (where necessary or desirable) let bids for necessary labor and materials at the lowest possible cost as in its judgment is consistent with good quality, workmanship and service standards. Property Manager shall not incur any obligation to any person or entity in which Property Manager, its officers, agents, employees or family members of any of the former, has a financial interest, at a price or fee higher than that which would have been charged as a result of bona fide arms-length negotiations for goods or services of comparable quality, and shall disclose to Owner all non-arms-length transactions. Property Manager shall use commercially reasonable efforts (subject to all applicable Laws) to contract with qualified businesses owned by minorities, women and disabled veterans. Property Manager shall competitively bid all service contracts for repetitive services (e.g., janitorial, landscaping, window washing) no less frequently than once every three years.

3.06                        Alterations, Repairs and Maintenance:

(a)                                 Property Manager shall, at Owner’s expense, perform or cause to be performed all necessary or desirable repairs, maintenance, cleaning, painting and decorating, alterations, replacements and improvements in and to the Property as are customarily made in the operation of properties of the kind, size and quality of the Property (including, but not limited to, tenant improvements) provided, however, that no unbudgeted alterations, additions or improvements involving a fundamental change in the character of any of the Building or constituting a major new construction program shall be made without the prior written approval of Owner (unless performed pursuant to any lease previously approved by Owner). In addition, no unbudgeted expenditure in excess of $2,500 per item shall be made without prior written approval of Owner, provided, however, that emergency repairs involving manifest danger to life or property or immediately necessary for the preservation or the safety of the Property or for the safety of the tenants of the Property or required to avoid the suspension of any necessary service to the Property or required by any judicial or governmental authority having jurisdiction may be made by the Property Manager without prior written approval and irrespective of the cost limitations imposed by this Section 3.06 (a); further, provided that Property Manager shall give immediate telephone and written notice to Owner of any such emergency repairs for which prior approval is not required.

(b)                                 Upon written request and at the direction of Owner, Property Manager shall, from time to time during the term hereof, at Owner’s expense, make or cause to be made all required capital improvements, replacements or repairs to the Property.

(c)                                  In connection with the construction of any alterations, additions or improvements to the Property by tenants, Property Manager shall:  (i) regularly inspect and supervise the progress of the construction; (ii) review construction draw requests to ensure compliance with applicable contract and/or lease provisions; (iii) make payments in accordance with draw requests; and (iv) coordinate construction activities (e.g. use of elevators, utility disruptions, noise) to minimize interference with tenants’ use of the Property.

(d)                                 Property Manager shall give Owner written notice of any material or latent defect in the Property and all parts thereof immediately after ascertaining thereof by Property Manager, including without limitation, material defects in the roofs, foundations and walls of the building and in the sewer, water, electrical, structural, plumbing, heating, ventilation and air conditioning systems. Property Manager shall promptly give Owner notice of any casualty affecting the Property. Property Manager shall make periodic visual inspections of the Property consistent with its expertise.

3.07                        Licenses and Permits:  Property Manager shall, at Owner’s expense, obtain and maintain in the name of Owner, all licenses and permits required of Owner or Property Manager in connection with the management and operation of the Property (but not in connection with the leasing of the Property, which licenses and permits shall be the responsibility and at the expense of Weitzman). Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate with Property Manager in applying for, obtaining and maintaining such licenses and permits.

3.08                        Compliance With Laws:  Property Manager shall notify Owner immediately upon receipt of any notice, demand or similar communication charging or claiming a default with respect to any obligation of Owner, and shall similarly notify Owner immediately upon receipt of any summons, notice, demand or similar communication regarding any action at law or in equity or before any regulatory body involving a claim against Owner or the Property, or any part thereof. Subject to the foregoing notice requirements, Property Manager shall comply with all statutes, laws, rules, regulations, requirements, orders, notices and ordinances of any government or governmental agency having jurisdiction over the Property and with the requirements of any insurance companies covering any risks relating to the Property. Any such action taken by Property Manager shall be subject to and preserve Owner’s right to contest such violation. If the cost of compliance with any such statute or law exceeds $1,000.00, in any instance, Property Manager shall promptly obtain Owner’s written approval before authorizing or making any such expenditure.

3.09                        Legal Proceedings:  Subject to the prior written consent of Owner, Property Manager shall, at Owner’s expense and direction, through counsel approved by Owner, institute any and all legal and/or administrative actions or proceedings to collect charges, rents or other income from the Property, to dispossess tenants or other persons in possession, to cancel or terminate any lease, license or concession agreement for the breach or default thereunder by the tenant, licensee or concessionaire against the Property, or any portion thereof.

3.10                        Inventory:  Property Manager shall maintain a current inventory of all personal property.

3.11                        Insurance Coverage:  Owner shall, at Owner’s expense, procure and maintain throughout the term hereof, insurance coverages with respect to the Property as Owner deems appropriate, in amounts and issued by companies approved by Owner.

Property Manager shall immediately investigate and report to Owner and the insurance company involved all accidents, claims for damage relating to the ownership, operation and maintenance of the Property and any damage or any and all claims against insurance companies arising out of any policies.

(a)                                 Property Manager shall maintain, at its expense, insurance coverages in the following amounts:

(i)                                     Worker’s Compensation – Coverage A: statutory amount

Coverage B: Employer’s Liability insurance:

$500,000 Each Accident

$500,000 Disease, Policy Limit

$500,000 Disease, Each Employee

Worker’s Compensation policy shall include a waiver of all rights of subrogation against Owner for injuries sustained by Property Manager’s employees while working at any Property.

(ii)                                  Commercial General Liability, on an occurrence basis, including Bodily Injury and Property Damage Liability, Personal and Advertising Injury Liability insuring the Property Manager’s operations with respect to the Property under its management for the following limits:

General Aggregate	$2,000,000

Products - Completed Operations Aggregate	$2,000,000

Each Occurrence	$1,000,000

Personal and Advertising Injury Liability	$1,000,000

Property manager’s Commercial General Liability policy shall include Real Estate Property Managed Endorsement: CG 22 70 11 85 and an endorsement deleting the contractual liability exclusion contained in the Personal and Advertising Injury Liability coverage

(iii)                               Owned, Hired and Non-Owned Business Automobile liability insurance in an amount no less than $1,000,000 per accident Combined Single Limit for bodily injury and property damage

(iv)                              Property Manager’s Errors & Omissions Insurance in an amount not less than $1,000,000 per loss, aggregate.

(v)                                 Employee Theft Insurance in an amount not less than $1,000,000. Employee Theft Insurance policy shall be endorsed to name Owner as a loss payee and to provide evidence of coverage satisfactory to Owner for theft of Owner’s money, securities and other property by employees of Property Manager.

(vi)                              Property Insurance coverage for personal property of Property Manager.

All coverage shall be provided by insurance companies with a current Best’s Rating of A VIII or higher. At the commencement of the Agreement, Property Manager shall furnish Owner with Certificates of Insurance. All insurance policies shall provide for 30 days’ written notice to Owner prior to the cancellation or any material change to any provisions therein.. Certificates of Insurance shall be modified so the words “endeavor to”, “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives”, and all provisions of similar effect shall be deleted from the certificate form’s cancellation provision. At least ten (10) days prior to the expiration of any such policy, Property Manager will provide to Owner evidence of the renewal or replacement of the aforesaid policies.

3.12                        Signs:  Owner agrees to allow Property Manager and/or Weitzman to place signs on or about the Property stating that Property Manager and/or Weitzman is the management and leasing agent for the Property, subject to Owner’s prior approval, which shall not be unreasonably withheld.

3.13                        Debts of Owner:  All costs, expenses, debts and liabilities owed to third persons and employees of the Property incurred by Property Manager pursuant to the terms of this Agreement and in the course of its operation and management of the Property shall be fully and promptly reimbursed by Owner to Property Manager as herein provided.

3.14                        Allocation of Costs:  With Owner’s prior written approval, Property Manager may manage the Property in conjunction with other properties managed by Property Manager expressly provided that certain costs and expenses are allocated or shared among such properties on an equitable basis (which shall be subject to Owner’s approval) and expressly provided that the quality of such service by Property Manager at the Property is not diminished.

ARTICLE IV

MANAGEMENT FEES

4.01                        Property Management Fees:  (a) As consideration of the performance by Property Manager of all of its property management obligations under this Agreement, Owner agrees to pay to Property Manager a property management fee of Two and one-half percent (2.5%) of monthly Gross Income (as hereinafter defined), from the operation of the Property during the period this Agreement remains in full force and effect. The term “Gross Income” for the purposes of this Agreement is defined as all receipts of every kind and nature actually collected from the operation of the Property, determined on a cash basis, including without limitation, all rental or lease payments, proceeds (including but not limited to tenant payments for real estate taxes, common area maintenance expenses, and insurance premiums, but excluding late fees and cancellation or penalty payments for termination rights), vending machine collections, service charges, rental interruption insurance, and an administrative charge for common area expenses, if allowed under the tenant leases, and all other forms of miscellaneous income. Gross Income shall not include (i) any amounts which are billed and/or owing until such amounts are actually paid to Owner; (ii) deposits such as security, utility and/or for damages until the forfeiture of any deposit and its payment to Owner in the form of rent (as opposed to being in compensation for other damages suffered by Owner); (iii) interest on bank accounts; (iv) proceeds from the sale of any part or all, or refinancing of the Property; (v) insurance dividends or proceeds; (vi) any trade discounts and/or rebates received in connection with the operation and maintenance of the Property and/or purchase of personal property; (vii) condemnation awards or payments; or (viii) amortization for tenant work or amounts separately enumerated in leases, and/or tenant work letters to be paid to Owner to reimburse it for tenant improvements or reimbursements for additional services, repairs or improvements and/or such other additional income Owner and Property Manager mutually agree to eliminate.

(b)                                 Transition Fee:  Within thirty (30) days after execution by all parties to this Agreement, for duties performed by Property Manager in reviewing and abstracting Owner’s leases and contracts, preparing ledgers, creating a database of Owner’s tenants and vendors, establishing property bank account(s), and similar necessary, preliminary functions, Owner shall pay to Property Manager a one-time fee (the “Transition Fee”) in the amount shown on Schedule A attached hereto and incorporated herein by this reference. The Transition Fee shall be based on the number of tenants with active leases at the Property, including those tenants who have executed leases with Owner that have not yet commenced, as of the Commencement Date of this Agreement.

4.02                        Construction Fees:  For construction services performed at Owner’s request pursuant to the attached Construction Services Exhibit, the fee described in such Exhibit shall be paid upon completion of such service or project in accordance with Section 4.03 hereof.

4.03                        Payment of Management/Construction Fees:  Property Manager shall pay itself monthly during the Fiscal Year the monthly management fee and construction fee (if any) provided for in Sections 4.01 and 4.02 hereof from the property bank account referred to in Article V hereof, except where there exists an event of termination or this Agreement is terminated.

4.04                        Extraordinary Services:  For services requested by Owner which are not usual, recurring, property management activities and are not expected to occur more than once per year, Property Manager shall be compensated for such efforts on a basis to be agreed to in writing, in advance, between Owner and Property Manager. For illustrative purposes, such additional services may include, but are not limited to, efforts related to required estoppel certificates, subordination and non-disturbance agreements, researching and/or gathering information pertaining to the sale or financing of all or a part of the Property, tax matters (other than ad valorem real estate taxes), casualty or condemnation of the Property, lawsuit defense (except where related to intentional misdeeds of Property Manager), and other items of a similar, non-recurring nature.

ARTICLE V

PROCEDURE FOR HANDLING

RECEIPTS AND OPERATING CAPITAL

5.01                        Bank Deposits:  All monies, including security deposits or other amounts paid as deposits, received by Property Manager for or on behalf of Owner in connection with the operation and management of the Property shall be deposited by Property Manager in an operating account established at JPMorgan Chase Bank, unless otherwise directed by Owner. The funds collected by Property Manager may be commingled with other funds upon receipt in a central lockbox (unless otherwise required by applicable law or any tenant lease).

5.02                        Security Deposits:  Property Manager shall deposit all tenant security deposits or other monies paid as deposits in the operating account specified in Section 5.01 hereof. Property Manager shall draw upon such account for all tenant deposit reimbursements and any interest payments thereon required by law or under applicable leases. If required by law, the security deposits shall bear interest at the rate required for such deposit accounts under the laws of the State of Texas.

5.03                        Disbursements of Deposits:  Property Manager shall disburse and pay from the bank account specified in Section 5.01 hereof, such amounts at such times as they may be required, in connection with the management and operation of the Property in accordance with the provisions of this Agreement. On the 10th day of each month during the term of this Agreement, Property Manager will disburse to Owner or at the direction of Owner all funds remaining in such bank account after payment of all expenses and fees provided hereunder for the preceding calendar month, less an amount for working capital approved by Owner. In the event the amounts in the bank account are less than the approved expenses payable and working capital provided hereunder, Property Manager shall notify Owner thereof and Owner shall as soon as possible deposit into said account an amount not less than such deficiency.

5.04                        Authorized Signatories:  Designated officers and employees of Property Manager, indicated to Owner in writing, shall be the authorized signatories on the bank account established by Property Manager pursuant to Section 5.01 hereof and shall have authority to make disbursements from such account. Property Manager shall cause all persons who are authorized signatories or who in any way handle funds for the Property to be bonded in an amount acceptable to Owner.

ARTICLE VI

ACCOUNTING

6.01                        Books and Records:

(a)                                 Property Manager shall maintain on an accrual basis at the principal office and place of business of Property Manager, a comprehensive system of office records, books and accounts pertaining to the Property, which systems shall be satisfactory to Owner and which records, books and accounts shall be available for examination and copying by Owner and its agents, accountants and attorneys without advance notice but at regular business hours. During the term of this Agreement, Property Manager shall preserve all records, books and accounts for a period of five (5) years, and at the end of such five (5) year period, shall, at Owner’s direction, either destroy such records or deliver same to Owner. Within thirty (30) days following the termination or expiration of this Agreement, Property Manager will deliver to Owner such records. All such records shall, at all times, be the property of Owner.

6.02                        Periodic Statements; Audits:

(a)                                 On or before ten (10) days following the end of each month during the term of this Agreement, Property Manager shall deliver or cause to be delivered to Owner (i) a summary of Gross Receipts (and any other income, receipts, proceeds or revenue pertaining to the Property) and disbursements for the preceding calendar month and the Fiscal Year to date; (ii) a rental delinquency schedule; (iii) a monitoring statement comparing Budget items to actual expenses incurred; (iv) copies of bank statements and bank reconciliations for all accounts held for or on behalf of Property and/or Owner; (v) income statements; and (vi) a Balance Sheet showing cash on hand and in bank accounts, cash advances from Owner and cash distributions to Owner.

(b)  Within sixty (60) days after the end of each Fiscal Year Property Manager will deliver or cause to be delivered to Owner, at Owner’s expense, an income and expense statement showing the results of operation of the Property during the preceding Fiscal Year, in a form reasonably acceptable to Owner. Property Manager shall provide Owner with information relating to Internal Revenue Service Form 1099 reportable expenses which are associated with the Property.

ARTICLE VII

LEASING AND MARKETING

7.01                        Leasing and Marketing Duties:  Weitzman agrees to take all actions reasonably necessary to lease the Property in accordance with commercially reasonable standards for properties of comparable size and quality. These actions shall include, but shall not be limited to, preparing (or causing to be prepared), promotional materials regarding the Property, cooperating with outside brokers who represent prospective tenants and aiding Owner and its representatives in preparations of plans and specifications and negotiating leases and other documents necessary for the leasing of the Property. In the performance of its duty to lease the Property during the term of this Agreement, Weitzman shall:

(a)                                 lease space in the Property from time to time available for leasing at rental rates of which Owner shall advise Weitzman in writing (subject to certain permitted revisions which Owner may approve during lease negotiations). Notwithstanding the foregoing, all leases shall be subject to Owner’s prior approval;

(b)                                 at Owner’s expense, conduct such advertising, marketing and promotional activities and retain consultants and space planners deemed necessary or appropriate by Weitzman, subject to the limitations of approved Budgets;

(c)                                  diligently investigate and pursue all prospective tenants and conduct such canvassing and other solicitations as are reasonable in connection with the leasing of available space in the Property;

(d)                                 participate on behalf of and at the direction of Owner in the negotiation of all leases for space in the Property subject to the provisions set forth herein; and

(e)                                  subject to (a) above, submit all leases to Owner for approval and execution.

7.02                        Rights of Owner:  At all times during the term of this Agreement, Owner shall have the sole and exclusive right, to approve all leases of space in the Property, approve rental rates as set forth in the Budget and approve standard form leases and modifications thereto submitted by Weitzman.

7.03                        Broker License:  Weitzman represents to Owner that it now is, and covenants to Owner that it will be at all times during the term of this Agreement, a duly licensed real estate broker in the State of Texas.

ARTICLE VIII

LEASING COMMISSIONS AND MARKETING FEES

8.01                        Leasing Commissions:  As consideration for the performance by Weitzman under Article VII, Owner agrees to pay leasing commissions equal to the sum of four percent (4%) of the aggregate rents payable during the first five years of the initial lease term plus two percent (2%) of the aggregate rents payable during the subsequent years of the initial lease term to Weitzman on all leases procured solely from Weitzman’s efforts hereunder and signed during the term of this Agreement; provided, however, that in no event shall Weitzman be entitled to a commission on any lease in excess of One Hundred Thousand Dollars ($100,000). In computing any commission due hereunder, the following shall be excluded from the rental used to compute the leasing commission:  (i) any additional rent or escalation for increases in operating costs, real estate taxes or rent due to increases in the Consumer Price Index or other cost of living index (ii) cancellation or penalty payments for termination rights; (iii) late payment charges; (iv) percentage rentals on retail leases over minimum rentals; (v) amortization for tenant work or amounts separately enumerated in leases and/or tenant work letters to be paid to Owner to reimburse it for tenant improvements; (vi) security deposits; (vii) utilities, electricity, services, heat and/or air-conditioning furnished or paid for by Owner; and (viii) rental payable but not received by Owner by reason of concession.

8.02                        Leasing Commissions – Options, Rights, Expansions and Renewals:  Any commission payable in connection with a lease renewal, extension or expansion occurring, whether or not pursuant to any lease option or right, shall be payable only at such time in the event such option or right is exercised or the lease is renewed and shall be computed as follows:

(a)                                 In the event of the extension or renewal of a lease for the same space then leased by an existing tenant, whether or not pursuant to an option (except for existing tenants with a fixed-rate option that does not require negotiation) or right of first refusal, the leasing commission shall be paid in an amount equal to the sum of two percent (2%) of the aggregate rents payable during the first five years of the extended lease term plus one percent (1%) of the aggregate rents payable during the subsequent years of the extended lease term.

(b)                                 In the event of the leasing of additional space by a tenant with whom Owner has previously executed a lease, whether or not pursuant to an option or right of first refusal, the leasing commission shall be paid in an amount equal to the sum of three percent (3%) of the aggregate rents payable during the first five years of the expansion lease term plus one nad one half percent (1.5%) of the aggregate rents payable during the subsequent years of the expansion lease term.

8.03                        Leasing Commissions — Tenant Cancellation Rights:  Unless and except to the extent that upon cancellation a tenant is obliged to make a cancellation payment to the Owner, no commission shall be initially payable under any lease with regard to any portion of the original term which may be canceled at the tenant’s election and such cancelable period shall not be deemed to be included in the original lease term for purposes of computing the leasing commission. Such commission attributable to that portion of the lease which is subject to cancellation shall be payable only at such time and in the event that such cancellation right lapses and is unexercised or is otherwise waived by the tenant.

8.04                        Payment of Leasing Commissions:  On all leases for which Weitzman is entitled to receive a commission hereunder, such commission shall be paid one-half upon receipt of a lease executed by both Owner and tenant, and one-half when the said tenant opens for business and pays the first rental installment.

8.05                        Cooperating Broker:  Notwithstanding anything in this Article VIII to the contrary, in the event an outside broker other than Weitzman or a Weitzman Group broker (not assigned to the Property) representing a tenant is involved in procuring a tenant lease for the Property, Owner will pay a total leasing commission equal to one and one-half times the commission otherwise payable hereunder. In such event, Weitzman and the outside broker will share the commission according to a separate agreement. The exclusions contained in Section 8.01 shall be applied in determining any commission payable under this Section 8.05.

Weitzman shall and does hereby indemnify and hold Owner harmless from:  (a) any and all claims of other brokers (or real estate agents or any others) (“Cooperating Brokers”) with which Weitzman has dealt for all liabilities, costs, and expenses (including court costs and attorneys’ fees) which Owner incurs with respect to such claims and (b) valid claims by any tenant for any rebate, credit, concession, allowance or offset not set forth in any new lease or renewal or extension of any existing lease which was either procured, negotiated or solicited by Weitzman.

8.06                        Post-Termination Commissions:  Upon termination of this Agreement, Weitzman will furnish in writing to Owner, within thirty (30) days, a list of all tenant prospects to whom Weitzman has both shown the premises and introduced to Owner. In reference to said list of prospects, Owner agrees to pay all commissions due Weitzman on all leasing contracts finalized by either Weitzman or Owner for up to ninety (90) days following termination.

8.07                        Survival:  The obligation of Owner to pay commissions due pursuant to this Article VIII shall survive the termination of this Agreement expressly subject to Section 8.04 hereof.

ARTICLE IX

INDEMNIFICATION

9.01                        Indemnification of Property Manager and Weitzman. Owner agrees as follows:

(a)  to hold harmless, indemnify and defend Property Manager and Weitzman from all expenses, liabilities, losses, judgments, damages and actions including reasonable attorneys’ fees, which Property Manager and/or Weitzman may suffer or incur as a result of injury, loss or damage to person or property in and about the Property when Property Manager and/or Weitzman is carrying out the provisions of this Agreement;

(b)  to reimburse Property Manager and/or Weitzman for any money which Property Manager and/or Weitzman is required to pay in connection with the Property as provided in and pursuant to the terms of this Agreement, including payment for reasonable operating expenses, reasonable attorneys’ fees or costs, fees and judgments in connection with the defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Property Manager and/or Weitzman or Owner, jointly or severally, affecting or due to the condition or use of the Property, or acts or omissions of Owner, agents and employees of Owner; and

(c)  to retain legal counsel to defend promptly and diligently, at Owner’s sole expense, any claim, action or proceeding brought against Property Manager and/or Weitzman or Owner, jointly or severally, arising out of or in connection with any of the foregoing. Notwithstanding the foregoing, Owner does not, by this indemnification and hold harmless clause indemnify or hold Property Manager and/or Weitzman free and harmless against damages suffered as a result of negligence or misconduct or the act or omission or the breach of any duty imposed by this Agreement or as a result of any act or occurrence outside the scope of Property Manager’s and/or Weitzman’s authority hereunder.

9.02                        Indemnification of Owner:  Property Manager and/or Weitzman agrees to hold harmless, indemnify and defend Owner from all expenses, claims, liabilities, losses, judgments or damages, including reasonable attorneys’ fees, which Owner may suffer or incur as a result of any act or omission or negligence or misconduct of Property Manager and/or Weitzman, its agents, employees, or others under the direction or control of Property Manager and/or Weitzman, or any act outside the scope of Property Manager’s and/or Weitzman’s authority hereunder and to defend promptly and diligently, at Property Manager’s and/or Weitzman’s sole expense, any claim, action, or proceeding brought against Owner or Property Manager and/or Weitzman, jointly or severally, arising out of or in connection with any of the foregoing.

It is expressly understood and agreed that the provisions of Section 9.01 and Section 9.02 hereof shall survive the termination of this Agreement to the extent the cause arose prior to termination.

ARTICLE X

TERMINATION

10.01                 Events of Termination:

(a)                                 Owner may terminate this Agreement upon ten (10) days’ prior written notice to Property Manager if:

(i)  at any time during the term hereof, all or a material part of the Property is damaged or destroyed; or

(ii)  all or substantially all of the Property is taken by condemnation or eminent domain by any public or quasi-public body or if a part of the Property is so taken that in Owner’s reasonable judgment the remaining portion of the Property cannot be operated profitably.

(b)                                 This Agreement shall immediately terminate without further notice upon the occurrence of any one of the following, or all of them:

(i)  On the date of conveyance if Owner conveys fee title to the Property to a purchaser not affiliated with Owner; provided, however, that Owner may elect, upon sixty (60) days’ written notice to Property Manager, to cause this Agreement to continue in full force and effect.

(ii)  If Property Manager becomes insolvent, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver or trustee or liquidator of all or a substantial part of its property, or has failed within thirty (30) days to pay, bond, or otherwise discharge any judgment or attachment which is not stayed on appeal or otherwise being appropriately contested in good faith; or Property Manager is adjudicated a bankrupt, or a trustee or a receiver is appointed for Property Manager or for all or a substantial part of Property Manager’s property in any involuntary proceeding; or any court of competent jurisdiction asserts jurisdiction over all or a substantial part of Property Manager’s property in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of Property Manager and such proceeding is not dismissed within thirty (30) days thereof; or Property Manager files a petition or answer, not denying jurisdiction, in any bankruptcy matter under the federal bankruptcy code or any similar state or federal law, whether now or hereafter existing; or if any such petition against Property Manager is approved.

(c)                                  Owner may terminate this Agreement without cause upon providing thirty (30) days’ written notice to the other party. Property Manager or Weitzman may terminate this Agreement without cause upon providing sixty (60) days’ written notice to Owner.

10.02                 Effect of Termination. If this Agreement is terminated in accordance with its terms, all obligations of the parties shall cease as of the date of termination, provided that:

(a)                                 Property Manager, Weitzman and Owner shall each be liable to the other for all their respective obligations arising hereunder through the date of termination;

(b)                                 neither party shall be deemed to have waived any rights to remedies in law or equity which may have arisen by reason of a breach or default by the other party in performance of its obligations hereunder; and

(c)                                  in the event of termination by Owner for reasons other than just cause, Property Manager and/or Weitzman shall be entitled to receive all compensation and reimbursement, if any, due through the date of termination. Notwithstanding anything herein to the contrary, upon any termination of this Agreement, Property Manager shall make a full and complete accounting to Owner with respect to all matters outstanding as of the date of termination, and shall assign to Owner all its rights, title and interest under such agreements, contracts and leases as Owner may designate and shall deliver to Owner all books, records, leases, documents, keys and contracts relating to the Property.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.01                 Notices:  All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly delivered or made when sent by United States certified mail, return receipt requested, postage prepaid, addressed to the other party at its address set forth below or at such other address as either party may from time to time designate by notice to the other, and shall be deemed effective five (5) days after the same is deposited in any post office or branch post office regularly maintained by the United States Government, or upon actual receipt, whichever is sooner. Alternatively, either party may use a recognized overnight express service and such notice shall be deemed effective on the next business day after deposit with such recognized overnight express carrier, or upon actual receipt, whichever is sooner.

To Property Manager:	Weitzman Management Corporation, A Texas Corporation d/b/a Cencor Realty Services, Inc. 70 N.E. Loop 410, Suite 450 San Antonio, TX 78216 Attention: Karen Waring, CPM Director of Property Management

To Weitzman:	The Weitzman Group, Inc. 70 N.E. Loop 410, Suite 450 San Antonio, TX 78216 Attention: David Nicolson, President

To Owner:	TRT HEB Marketplace LP 518 17th Street, 17th Floor Denver, CO 80202 Gregory M. Moran, CFA Vice President - Investments

Any party hereto may at any time upon giving ten (10) days’ written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

11.02                 Severability:  If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

11.03                 Modification:  This Agreement may be amended or modified only by a written instrument executed by Property Manager, Weitzman and Owner.

11.04                 Total Agreement:  This Agreement is a total and complete integration of any and all representations and agreements existing between Property Manager, Weitzman and Owner and supersedes any prior oral or written representations and agreements between them.

11.05                 Article and Section Headings:  Article and Section headings contained in this Agreement are for reference only and shall not be deemed to have any substantive effect or to limit or define the provisions contained herein.

11.06                 Security Deposits:  All security deposits of tenants of the Property shall be maintained under the joint control of Owner and Property Manager as provided in Section 5.02 hereof.

11.07                 Successors and Assigns:  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that neither Property Manager nor Weitzman shall have the right to assign this Agreement without the prior written consent of Owner, it being the intent of the parties hereto that the services of Property Manager and Weitzman hereunder are personal in nature.

11.08                 Governing Law:  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

11.09                 Independent Contractor:  Property Manager shall be an independent contractor for all purposes and shall not hold itself out as an agent of Owner. Property Manager, unless specifically authorized in writing by Owner, shall not enter into any contract, sign any agreement or incur any expense on behalf of or in the name of Owner.

11.10                 Internal Authority:  Anything contained herein to the contrary notwithstanding, any authorizations, approvals or consents required of Owner herein for the operation, management and/or leasing of the Property, including but not limited to the expenditure of funds and the execution of leases, must be conveyed in writing by Owner, it being expressly understood and agreed that the parties hereto shall not be bound by any oral agreement.

11.11                 Special Notices:  The Property Manager shall, in addition to the other notices it is required to give pursuant to this Agreement, give written notice to Owner of the occurrence of any of the following events within five (5) business days of said occurrence:

(a)                                 The receipt from any mortgagee of any notice of default under any mortgage affecting the Property.

(b)                                 The filing, or the threat to file, of any mechanic’s or materialman’s lien materially affecting the Property.

(c)                                  Any breach of contract by any contractor, subcontractor, service company or material supplier which in the reasonable opinion of the Property Manager is of material significance.

(d)                                 Any labor dispute or work stoppage of a material nature involving any contractor or subcontractor.

(e)                                  Any rejection of any item of work by any building inspector, authorized government authority or public utility which results in total, substantial or prolonged (i.e., more than three [3] days) work stoppage.

(f)                                   Any casualty loss.

(g)                                  Receipt of any notice from any authority having jurisdiction over the Property, or portion thereof, of the violation of any law, statute, rule, ordinance, court decision or other such regulation.

(h)                                 Receipt of any notice from an insurance carrier relating to existing claims covered by insurance policies and/or cancellation or threat of cancellation of any such insurance.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

OWNER:

By:

Its:

PROPERTY MANAGER:

CENCOR REALTY SERVICES, INC.

By:

Name:

Its:

WEITZMAN:

THE WEITZMAN GROUP, INC.

By:	R. Marshall Mills

Its:

President and Chief Operating Officer

SCHEDULE A

TRANSITION FEE

Fee	# of Tenants
$500 minimum
$1,500	10-17
$2,000	18-24
$2,500	25+

EXHIBIT “A”

CONSTRUCTION SERVICES EXHIBIT

Upon Owner’s request, Property Manager will perform the construction services described below. The nature of Owner’s request, the project size and the level of complexity will determine the level of service rendered. The fees payable for the performance of such services are set forth on the next page of this exhibit.

II.                                   CONSTRUCTION MANAGEMENT.

A.                                    Tenant Finishout Construction Management for Leases with NO “Tenant Improvement” Allowance:

1.                                      Review tenant architectural plans for conformity to Owner’s specifications

2.                                      Conduct on-site inspection(s) (at request of Owner, Owner’s designated rep. or Asset Manager)

B.                                    Tenant Finishout Construction Management for Leases with “Tenant Improvement” Allowance:

1.                                      Review tenant architectural plans for conformity to Owner’s specifications

2.                                      Conduct on-site inspections

3.                                      Conduct on-site punch-list inspection upon completion of tenant finishout

4.                                      Collect Affidavits of Total Release and of Bills Paid from tenant’s G.C. & subcontractors

5.                                      Collect and maintain construction file info. (as-builts, certificate of occupancy, etc.)

6.                                      Process tenant improvement allowance

C.                                    Tenant Finishout Construction Management for “Landlord’s Work” Leases:

1.                                      Obtain competitive bids

2.                                      Prepare standard A.I.A. Owner/Contractor Agreement

3.                                      Conduct on-site pre-construction meeting

4.                                      Conduct on-site intermittent inspections

5.                                      Manage and direct draw request(s) from G.C. to Owner via standard AIA pay application

6.                                      Conduct on-site punch-list inspection upon completion of tenant finishout

7.                                      Collect Affidavits of Total Release and of Bills Paid from tenant’s G.C. & subcontractors

8.                                      Collect and maintain construction file info. (as-builts, certificate of occupancy, etc.)

CONSTRUCTION SERVICES FEE SCHEDULE

II.                                   CONSTRUCTION MANAGEMENT:

Cost of Work	Fees as a Percent of Cost of Work
Less than or equal to $10,000	0%
Over $10,000 but less than or equal to $100,000	5%
Over $100,000 but less than or equal to $200,000	4%
Over $200,000 but less than or equal to $300,000	3%
Over $300,000	2%